UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2025

Aspire Biopharma Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41293	33-3467744
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

194 Candelaro Drive, #233

Humacao, Puerto Rico 00791

(Address of Principal Executive Offices)

(415) 592-7399

(Registrant’s Telephone Number)

PowerUp Acquisition Corp.

188 Grand Street, Unit #195

New York, NY 10013

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ASBP	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	ASBPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2025, Michael Howe, Director and Chief Executive Officer of Aspire Biopharma Holdings, Inc. (the “Company”), notified the Board of Directors of his intention to step down from the role of Director and Chief Executive Officer, effective immediately. Mr. Howe’s decision to resign is not due to any disagreement with the Company, the Board of Directors, or any member of the Company’s management.

In connection with this transition, the Board of Directors appointed Kraig Higginson, currently the Chairman of the Board of Directors, to serve as Interim Chief Executive Officer of the Company, effective immediately. Mr. Higginson was formerly the Chief Executive Officer of the Company for four years. The Company is currently undergoing a search for a permanent CEO with appropriate experience.

There are no arrangements or understandings between Mr. Higginson and any other persons pursuant to which he was selected as Chief Executive Officer. There are no family relationships between Mr. Higginson and any director or executive officer of the Company. Additionally, there are no transactions in which Mr. Higginson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On July 24, 2025, Gary Stein notified the Board of Directors of his intention to step down from the role of independent Director and chairman of the Audit Committee of the Company, effective immediately. Mr. Stein’s decision to resign is not due to any disagreement with the Company, the Board of Directors, or any member of the Company’s management.

In connection with this transition, the Board of Directors appointed Howard Doss, to serve as Director and Chairman of the Audit Committee of the Company, effective immediately.

Mr. Doss, age 71, has served as the Chief Financial Officer of PowerUp from August 2023 until February 2025. He is a seasoned chief financial officer and accountant. He served as Chief Financial Officer of Kernel Group Holdings, Inc. In 2021, he served as Chief Financial Officer of Aesther Healthcare Acquisition Corp., a special purpose acquisition company until it consummated its initial business combination in February 2023. He has also served as chief financial officer of Trade Health, Inc., an online marketplace for health traded on Nasdaq under the symbol “SCNX.” Mr. Doss has served in a variety of capacities with accounting and investment firms. He joined the staff of Seidman & Seidman (BDO Seidman, Dallas) in 1977 and in 1980 he joined the investment firm Van Kampen Investments, opening the firm’s southeast office in Tampa, Florida in 1982. He remained with the firm until 1996 when he joined Franklin Templeton. After working for the Principal Financial Group office in Tampa, Florida, Mr. Doss was City Executive for U.S. Trust in Sarasota, Florida, responsible for high-net-worth individuals. He retired from that position in 2009. He served as CFO and Director for Sansur Renewable Energy, an alternative energy development company, from 2010 to 2012. Mr. Doss has also served as President of Staradio Corp. since 2005. Mr. Doss is a member of the America Institute of CPA’s. He is a graduate of Illinois Wesleyan University.

There are no arrangements or understandings between Mr. Doss and any other persons pursuant to which he was selected as Director. There are no family relationships between Mr. Doss and any director or executive officer of the Company. Additionally, there are no transactions in which Mr. Doss has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On July 24, 2025, the Company received a resignation letter from Barbara Sher, a director of the Company that she was resigning as a director as a result of irreconcilable differences with the Company’s policies and direction.

As requested, the Company has provided Ms. Sher with a copy of the disclosures in this Form 8-K and the opportunity to furnish the Company with a letter addressed to the Company stating whether she agrees with the statements made by the Company in response to this Item 5.02 and if not, stating the respects in which she does not agree. In the event that she chooses to do so, the Company will amend this 8-K to include such letter.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRE BIOPHARMA HOLDINGS, INC.

	By:	/s/ Ernest Scheidemann
Ernest Scheidemann
Chief Financial Officer

Date: July 30, 2025